Exhibit 4.1

FIFTH AMENDMENT TO RIGHTS AGREEMENT

This Fifth Amendment, dated as of April 12, 2012 (“Amendment”), and effective as of the date set forth below, amends that certain Rights Agreement, dated as of December 20, 1994 (as amended, “Rights Agreement”), as amended on August 14, 1996 (“First Amendment”), December 11, 2000 (“Second Amendment” ), December 17, 2004 (“Third Amendment”), and November 10, 2009 (“Fourth Amendment,” and together with the First Amendment, the Second Amendment and the Third Amendment, the “Former Amendments”), between RF Monolithics, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A. and successor rights agent to Fleet National Bank) (“Rights Agent”).

WHEREAS, the Company and the predecessor of the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company, Murata Electronics North America, Inc., a Texas corporation (“Parent”), and Ryder Acquisition Company, Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), intend to enter into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) pursuant to which, among other things, and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and each share of common stock of the Company that is issued and outstanding immediately prior to the Merger will be converted into the right to receive cash consideration, upon the terms and subject to the conditions of the Merger Agreement, and the Company will survive the Merger and become a wholly owned subsidiary of Parent;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below; and

WHEREAS, the Board of Directors of the Company has approved this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Amendment, capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement.

Section 2. Amendments. The Rights Agreement is hereby amended as follows:

(a) Section 1.1 of the Rights Agreement is hereby amended by adding the following new paragraphs at the end of Section 1.1:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Murata Manufacturing Co., Ltd., a Japanese corporation, Murata Electronics North America, Inc., a Texas corporation (“Parent”) nor any of its Affiliates or Associates (including, without limitation, Ryder Acquisition Company, Limited (“Merger Sub”)) (collectively, the “Exempted Parties”) shall be deemed an Acquiring Person and none of the Distribution Date or Shares Acquisition Date shall be deemed to occur, in each such case, by the announcement, approval, execution, delivery or performance of the Agreement and Plan of Merger dated on or about April 12, 2012, including any amendment or supplement thereto (the “Merger Agreement”) among Parent, Merger Sub and the Company, including the consummation of the merger of Merger Sub with and into the Company and the other transactions contemplated by the Merger Agreement (collectively, the “Exempted Transactions”). Furthermore, none of the Exempted Parties shall be deemed to be a Beneficial Owner of, or to own, any Common Shares or other securities of the Company or any Subsidiary of the Company by virtue of or as a result of any Exempted Transaction.

For the avoidance of doubt, in no event shall the Exempted Transactions entitle or permit the holders of the Rights to exercise the Rights under this Agreement and the Rights will not separate from the Common Shares as a result of the Exempted Transactions, it being the purpose of the Company in adopting this Amendment that none of the Exempted Transactions shall in any respect give rise to any provisions of this Agreement.”

(b) Clause (i) of Section 7(a) of the Rights Agreement shall be amended and restated in its entirety to read as follows:

“(i) the earlier of (A) the close of business on December 20, 2014 or (B) immediately prior to the Effective Time (as defined in the Merger Agreement and of which the Company will give the Rights Agent twenty four (24) hours advance notice), but only if such Effective Time shall occur (the earlier of (A) and (B) being herein referred to as the “Final Expiration Date”)”.

(c) A new Section 35 is hereby added to the end of the Rights Agreement, which new Section 35 shall read in its entirety as follows:

“Section 35. Termination. On the Final Expiration Date, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company.”

Section 3. Date of Effectiveness. This Amendment shall be deemed effective as of April 12, 2012, as if executed by both parties hereto on such date, and prior to the execution of the Merger Agreement.

Section 4. Effect of Amendment. Except as expressly amended hereby and by the Former Amendments, the Rights Agreement shall remain in full force and effect.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6. Governing Law. This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, parties hereto have caused this Amendment to be duly executed and effective as of the date set forth above.

RF MONOLITHICS, INC.

By:	/s/ Farlin A. Halsey
Name:	Farlin A. Halsey
Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration